Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020 C O N T A C T Jennifer A. Olson-Goude Investor Relations and Corporate Communications Tel: 612 303-6277

F O R    I M M E D I A T E    R E L E A S E

Piper Jaffray Companies Announces

2012 Third Quarter Results

MINNEAPOLIS – Oct. 17, 2012 – Piper Jaffray Companies (NYSE: PJC) today announced that for the quarter ended Sept. 30, 2012, net income from continuing operations was $13.5 million, or $0.72 per diluted common share. These results compared to $3.8 million, or $0.22 per diluted common share, in the year-ago period and $11.3 million, or $0.58 per diluted common share, in the second quarter of 2012. For the third quarter of 2012, net revenues from continuing operations were $133.0 million, compared to $95.9 million in the third quarter of 2011 and $104.5 million in the second quarter of 2012.

The firm announced on July 25th that it would exit the Hong Kong capital markets business and further disclosed on Aug. 24th that the exit would be effected through a shutdown of the business. The results from this business are reported as discontinued operations for all periods presented.

“In the third quarter, our continuing operations performed well and we are pleased with our results,” said Andrew S. Duff, chairman and chief executive officer. “Our performance reflects robust fixed income institutional brokerage revenues—particularly strategic trading, our decision to exit the Hong Kong capital markets business, additional cost reductions taking effect, and solid market share in public finance and public equity offerings.”

For the quarter ended Sept. 30, 2012, net income, including continuing and discontinued operations, was $19.7 million, or $1.11 per diluted common share, an improvement from a net loss of $3.6 million, or $0.23 per diluted common share, for the quarter ended Sept. 30, 2011, and up from $6.9 million, or $0.37 per diluted common share, in the second quarter of 2012.

For the first nine months of 2012, net income, including continuing and discontinued operations, was $29.4 million, or $1.60 per diluted common share, up from $14.3 million, or $0.74 per diluted common share, in the first nine months of last year.

Third Quarter Results from Continuing Operations

Consolidated Expenses

For the third quarter of 2012, compensation and benefits expenses were $78.7 million, up 30% and 24% compared to the third quarter of 2011 and the second quarter of 2012, respectively, due to improved financial results.

For the third quarter of 2012, compensation and benefits expenses were 59.2% of net revenues, down from 63.1% and 60.6% for the third quarter of 2011 and second quarter of 2012, respectively. The improvement was mainly driven by the significant financial contribution from fixed income strategic trading in the current quarter.

Non-compensation expenses were $31.5 million, in line with the firm’s current quarterly goal, and compared to $30.2 million in the year-ago period and $35.7 million (including a $3.6 million restructuring charge) in the second quarter of 2012.

Business Segment Results

The firm has two reportable business segments: Capital Markets and Asset Management. Consolidated net revenues and expenses are fully allocated to these two segments. The firm’s Hong Kong capital markets business is presented as discontinued operations for all periods presented.

Capital Markets

For the quarter, Capital Markets generated pre-tax operating income of $20.6 million, a significant increase compared to $3.7 million in the year-ago period and $1.8 million in the second quarter of 2012.

Net revenues were $115.2 million, up 42% and 32% compared to the year-ago period and the second quarter of 2012, respectively.

•

Equity financing revenues of $18.8 million increased 186% and 43% compared to the third quarter of 2011 and the second quarter of 2012, respectively. Similar to the industry, the firm raised more capital during the quarter. Also, the firm’s average revenue per transaction was higher than prior periods.

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Fixed income financing revenues were $16.6 million, up 49% compared to the prior-year quarter, when activity was particularly low. Fixed income financing revenues decreased 26% compared to the strong sequential second quarter, due to fewer transactions completed offset in part by higher average revenue per transaction.

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Advisory services revenues were $16.3 million, down 40% compared to a very strong third quarter of 2011. Advisory services revenues rose 12% compared to the second quarter of 2012. Higher revenue per transaction more than offset fewer completed transactions.

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Equity institutional brokerage revenues were $17.9 million, down 19% compared to the third quarter of 2011 and up 8% compared to the second quarter of 2012. Revenues continue to be negatively impacted by both low client volumes and low volatility.

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Fixed income institutional brokerage revenues were $46.7 million, up significantly compared to the third quarter of 2011 and the second quarter of 2012. Revenues from client-related activity were higher. Results from the firm’s strategic trading business were very robust, particularly in the mortgage-backed securities strategy, and drove the majority of the improvement versus the comparable quarters.

•

Operating expenses for the third quarter were $94.7 million, up from the comparable quarter, mainly resulting from higher compensation expenses due to improved operating results, offset in part by lower non-compensation expenses.

•

For the third quarter of 2012, the segment pre-tax operating margin improved to 17.9%, compared to 4.6% and 2.0% in the year-ago period and the second quarter of 2012, respectively. The increase was mainly driven by the contribution from fixed income institutional brokerage.

Asset Management

For the quarter ended Sept. 30, 2012, asset management generated pre-tax operating income of $2.1 million, up 50% compared to the third quarter of 2011 and down 43% compared to the second quarter of 2012. Net revenues were $17.7 million, up 23% and 5% compared to the third quarter of 2011 and the second quarter of 2012, respectively. Increased revenues were primarily driven by higher management fees and gains on firm investments.

•

Operating expenses for the quarter were $15.6 million, up 20% and 18% compared to the third quarter of 2011 and the second quarter of 2012, respectively. The higher expenses were mainly driven by increased non-compensation expenses, specifically, higher legal fees and a legal reserve relating to a Fiduciary Asset Management (FAMCO) matter dating back several years. Segment pre-tax operating margin was 12.1%, compared to 9.8% in the year-ago period and 22.1% in the second quarter of 2012.

•

Assets under management (AUM) were $13.8 billion compared to $11.2 billion in the year-ago period and $12.7 billion in the second quarter of 2012. Compared to the sequential second quarter the increase in AUM was driven by market appreciation and positive net cash flows.

Third Quarter Results from Discontinued Operations

Discontinued operations include the operating results of the Hong Kong capital markets business, which the firm has shut down.

For the quarter ended Sept. 30, 2012, net income from discontinued operations was $6.8 million, or $0.38 per diluted common share, compared to a net loss of $7.1 million in the third quarter of 2011, or $0.45 per diluted share, and a net loss of $3.9 million, or $0.21 per diluted share, in the second quarter of 2012.

The firm will realize net cash proceeds of approximately $19 million, net of restructuring charges, which is above the top end of the firm’s range disclosed in the second quarter. Substantially all items related to the shut down of the Hong Kong business have been recorded in the third quarter.

Additional Shareholder Information*

	For the Quarter Ended:
	Sept. 30, 2012	June 30, 2012		Sept. 30, 2011
Number of employees	911	902		939
Equity financings # of transactions Capital raised	$14 2.6 billion	$15 1.6 billion	**	$8 0.9 billion
Tax-exempt issuance # of transactions Par value	$113 2.3 billion	$164 2.6 billion		$133 1.8 billion
Mergers & acquisitions # of transactions Aggregate deal value	$6 0.7 billion	$7 2.1 billion		$12 1.9 billion
Asset Management AUM	$13.8 billion	$12.7 billion		$11.2 billion
Common shareholders’ equity	$724.6 million	$703.4 million		$839.1 million
Annualized qtrly. return on avg. common shareholders’ equity(1)	11.0%	3.8%		(1.9)%
Book value per share:	$47.58	$46.27		$52.73
Tangible book value per share(2):	$31.30	$29.84		$29.10

*	Number of employees and transaction data reflect continuing operations; other numbers reflect continuing and discontinued results.
**	Due to size, Facebook IPO capital raised has been excluded

Conference Call

Andrew S. Duff, chairman and chief executive officer, and Debbra L. Schoneman, chief financial officer, will hold a conference call to review the financial results Wed., Oct. 17 at 9 a.m. ET (8 a.m. CT). The earnings release will be available on or after Oct. 17 at the firm’s Web site at www.piperjaffray.com. The call can be accessed via webcast or by dialing (888)810-0209 or (706)902-1361 (international) and referencing reservation #96211043. Callers should dial in at least 15 minutes prior to the call time. A replay of the conference call will be available beginning at approximately 11 a.m. ET Oct. 17 at the same Web address or by calling (855)859-2056 and referencing reservation #96211043.

About Piper Jaffray

Piper Jaffray is an investment bank and asset management firm serving clients in the U.S. and internationally. Proven advisory teams combine deep industry, product and sector expertise with ready access to capital. Founded in 1895, the firm is headquartered in Minneapolis and has offices across the United States and in London and Zurich. www.piperjaffray.com

Cautionary Note Regarding Forward-Looking Statements

This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions, the environment and prospects for capital markets transactions (including corporate advisory transactions), anticipated financial results from strategic trading activities within fixed income institutional brokerage (including results from non-agency mortgaged-backed securities), the closure of our Hong Kong capital markets business, anticipated financial results generally (including expectations regarding our compensation ratio, revenue levels, operating margins, earnings per share, and return on equity), current deal pipelines (or backlogs), our strategic priorities (including growth in public finance, asset management, and corporate advisory), or other similar matters. These statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements, including (1) market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability, (2) the volume of anticipated investment banking transactions as reflected in our deal pipelines (and the net revenues we earn from such transactions) may differ from expected results if any transactions are delayed or not completed at all or if the terms of any transactions are modified, (3) revenue from strategic trading activities comprise a meaningful portion of our fixed income institutional brokerage revenue, and results from these activities may be volatile and vary significantly on a quarterly and annual basis, (4) our ability to manage expenses may be limited by the fixed nature of certain expenses as well as the impact from unanticipated expenses, (5) the closure of our Hong Kong capital markets business could cause us to incur unforseen expenses and have disruptive effects on our business, (6) we may not be able to compete successfully with other companies in the financial services industry, which may impact our ability to achieve our growth priorities and objectives, (7) our stock price may fluctuate as a result of several factors, including but not limited to, changes in our revenues and operating results, and (8) the other factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2011, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.

© 2012 Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, Minnesota 55402-7020

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Piper Jaffray Companies

Preliminary Unaudited Results of Operations

	Three Months Ended				Percent Inc/(Dec)		Nine Months Ended
(Amounts in thousands, except per share data)	Sept. 30, 2012	Jun. 30, 2012	Sept. 30, 2011		3Q ‘12 vs. 2Q ‘12	3Q ‘12 vs. 3Q ‘11	Sept. 30, 2012	Sept. 30, 2011	Percent Inc/(Dec)
Revenues:
Investment banking	$51,083	$49,368	$44,031		3.5%	16.0%	$148,536	$151,834	(2.2)%
Institutional brokerage	58,719	31,207	28,689		88.2	104.7	134,006	111,732	19.9
Asset management	17,588	17,434	15,205		0.9	15.7	52,927	52,774	0.3
Interest	12,457	12,139	15,116		2.6	(17.6)	35,742	42,407	(15.7)
Other income	235	979	1,710		(76.0)	(86.3)	1,242	10,018	(87.6)

Total revenues	140,082	111,127	104,751		26.1	33.7	372,453	368,765	1.0

Interest expense	7,125	6,625	8,894		7.5	(19.9)	20,184	24,748	(18.4)

Net revenues	132,957	104,502	95,857		27.2	38.7	352,269	344,017	2.4

Non-interest expenses:
Compensation and benefits	78,738	63,297	60,505		24.4	30.1	211,564	207,591	1.9
Occupancy and equipment	6,232	6,865	6,638		(9.2)	(6.1)	20,171	22,427	(10.1)
Communications	5,374	5,053	5,595		6.4	(3.9)	16,421	17,611	(6.8)
Floor brokerage and clearance	1,827	2,004	2,143		(8.8)	(14.7)	5,939	6,684	(11.1)
Marketing and business development	4,285	5,895	5,059		(27.3)	(15.3)	15,097	16,868	(10.5)
Outside services	7,557	7,577	6,263		(0.3)	20.7	21,027	20,632	1.9
Restructuring-related expense	—	3,642	—		N/M	N/M	3,642	—	N/M
Intangible asset amortization expense	1,917	1,917	2,069		—	(7.3)	5,751	6,207	(7.3)
Other operating expenses	4,313	2,728	2,457		58.1	75.5	9,164	8,468	8.2

Total non-interest expenses	110,243	98,978	90,729		11.4	21.5	308,776	306,488	0.7

Income from continuing operations before income tax expense/(benefit)	22,714	5,524	5,128		311.2	342.9	43,493	37,529	15.9

Income tax expense/(benefit)	9,188	(5,791)	1,361		N/M	575.1	11,365	11,892	(4.4)

Income from continuing operations	13,526	11,315	3,767		19.5	259.1	32,128	25,637	25.3

Discontinued operations:
Income/(loss) from discontinued operations, net of tax	6,803	(3,895)	(7,143)		N/M	N/M	(13)	(10,447)	(99.9)

Net income/(loss)	20,329	7,420	(3,376)		174.0	N/M	32,115	15,190	111.4

Net income applicable to noncontrolling interests	665	569	207		16.9	221.3%	2,671	846	215.7

Net income/(loss) applicable to Piper Jaffray Companies (1)	$19,664	$6,851	$(3,583)		187.0%	N/M	$29,444	$14,344	105.3%

Net income/(loss) applicable to Piper Jaffray Companies’ common shareholders (1)	$16,840	$5,890	$(3,583)		185.9%	N/M	$25,151	$11,648	115.9%

Amounts applicable to Piper Jaffray Companies
Income from continuing operations	$12,861	$10,746	$3,560		19.7%	261.3%	$29,457	$24,791	18.8%
Income/(loss) from discontinued operations, net of tax	6,803	(3,895)	(7,143)		N/M	N/M	(13)	(10,447)	(99.9)

Net income/(loss) applicable to Piper Jaffray Companies	$19,664	$6,851	$(3,583)		187.0%	N/M	$29,444	$14,344	105.3%

Earnings/(loss) per basic common share
Income from continuing operations	$0.72	$0.58	$0.22		24.1%	227.3%	$1.60	$1.29	24.0%
Income/(loss) from discontinued operations	0.38	(0.21)	(0.45)		N/M	N/M	—	(0.54)	N/M

Earnings/(loss) per basic common share	$1.11	$0.37	$(0.23)		200.0%	N/M	$1.60	$0.74	116.2%

Earnings/(loss) per diluted common share
Income from continuing operations	$0.72	$0.58	$0.22		24.1%	227.3%	$1.60	$1.29	24.0%
Income/(loss) from discontinued operations	0.38	(0.21)	(0.45)		N/M	N/M	—	(0.54)	N/M

Earnings/(loss) per diluted common share	$1.11	$0.37	$(0.23)	(2)	200.0%	N/M	$1.60	$0.74	116.2%

Weighted average number of common shares outstanding
Basic	15,210	15,932	15,889		(4.5)%	(4.3)%	15,736	15,638	0.6%
Diluted	15,210	15,932	15,889	(2)	(4.5)%	(4.3)%	15,736	15,655	0.5%

(1)	Net income applicable to Piper Jaffray Companies is the total net income earned by the Company. Piper Jaffray Companies calculates earnings per common share using the two-class method, which requires the allocation of consolidated net income between common shareholders and participating security holders, which in the case of Piper Jaffray Companies, represents unvested restricted stock with dividend rights.

(2)	Earnings per diluted common share is calculated using the basic weighted average number of common shares outstanding for periods in which a loss is incurred.

N/M — Not meaningful

Piper Jaffray Companies

Preliminary Unaudited Segment Data from Continuing Operations

	Three Months Ended			Percent Inc/(Dec)		Nine Months Ended
(Dollars in thousands)	Sept. 30, 2012	Jun. 30, 2012	Sept. 30, 2011	3Q ‘12 vs. 2Q ‘12	3Q ‘12 vs. 3Q ‘11	Sept. 30, 2012	Sept. 30, 2011	Percent Inc/(Dec)
Capital Markets
Investment banking
Financing
Equities	$18,781	$13,132	$6,569	43.0%	185.9%	$55,141	$58,682	(6.0)%
Debt	16,573	22,256	11,105	(25.5)	49.2	53,598	39,354	36.2
Advisory services	16,317	14,631	26,951	11.5	(39.5)	41,670	55,763	(25.3)

Total investment banking	51,671	50,019	44,625	3.3	15.8	150,409	153,799	(2.2)

Institutional sales and trading
Equities	17,927	16,682	22,020	7.5	(18.6)	55,589	66,028	(15.8)
Fixed income	46,690	20,620	13,681	126.4	241.3	95,773	65,920	45.3

Total institutional sales and trading	64,617	37,302	35,701	73.2	81.0	151,362	131,948	14.7

Other income/(loss)	(1,039)	265	1,072	N/M	N/M	(2,141)	5,953	N/M

Net revenues	115,249	87,586	81,398	31.6	41.6	299,630	291,700	2.7

Operating expenses	94,671	85,803	77,694	10.3%	21.9	266,529	264,599	0.7

Segment pre-tax operating income	$20,578	$1,783	$3,704	N/M	455.6%	$33,101	$27,101	22.1%

Segment pre-tax operating margin	17.9%	2.0%	4.6%			11.0%	9.3%

Asset Management
Management and performance fees
Management fees	$17,252	$16,968	$15,149	1.7%	13.9%	$51,441	$50,946	1.0%
Performance fees	22	218	—	(89.9)	N/M	664	1,746	(62.0)

Total management and performance fees	17,274	17,186	15,149	0.5	14.0	52,105	52,692	(1.1)

Other income/(loss)	434	(270)	(690)	N/M	N/M	534	(375)	N/M

Net revenues	17,708	16,916	14,459	4.7	22.5	52,639	52,317	0.6

Operating expenses	15,572	13,175	13,035	18.2	19.5	42,247	41,889	0.9

Segment pre-tax operating income	$2,136	$3,741	$1,424	(42.9)%	50.0%	$10,392	$10,428	(0.3)%

Segment pre-tax operating margin	12.1%	22.1%	9.8%			19.7%	19.9%

Total
Net revenues	$132,957	$104,502	$95,857	27.2%	38.7%	$352,269	$344,017	2.4%

Operating expenses	110,243	98,978	90,729	11.4	21.5	308,776	306,488	0.7

Total segment pre-tax operating income	$22,714	$5,524	$5,128	311.2%	342.9%	$43,493	$37,529	15.9%

Pre-tax operating margin	17.1%	5.3%	5.3%			12.3%	10.9%

N/M — Not meaningful

Segment pre-tax operating income and segment pre-tax operating margin exclude the results of discontinued operations.

Piper Jaffray Companies

Preliminary Data from Discontinued Operations

	Three Months Ended			Percent Inc/(Dec)		Nine Months Ended
(Dollars in thousands)	Sept. 30, 2012	Jun. 30, 2012	Sept. 30, 2011	3Q ‘12 vs. 2Q ‘12	3Q ‘12 vs. 3Q ‘11	Sept. 30, 2012	Sept. 30, 2011	Percent Inc/(Dec)
Discontinued Operations
Net revenues	$2,674	$1,896	$2,124	41.0%	25.9%	$6,625	$11,517	(42.5)%

Restructuring expenses	11,057	—	—	N/M	N/M	11,057	—	N/M
Operating expenses	5,843	5,767	6,952	1.3	(16.0)	16,550	20,078	(17.6)

Total non-interest expenses	16,900	5,767	6,952	193.0%	143.1	27,607	20,078	37.5

Loss before income tax expense/(benefit)	(14,226)	(3,871)	(4,828)	N/M	194.7%	(20,982)	(8,561)	145.1%

Income tax expense/(benefit)	(21,029)	24	2,315	N/M	N/M	(20,969)	1,886	N/M

Net income/(loss)	$6,803	$(3,895)	$(7,143)	N/M	N/M	$(13)	$(10,447)	N/M

FOOTNOTES

(1)	Annualized quarterly return on average adjusted common shareholders’ equity

Adjusted common shareholders’ equity equals total common shareholders’ equity, including goodwill associated with acquisitions, less goodwill resulting from the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., by U.S. Bancorp. Annualized return on average adjusted common shareholders’ equity is computed by dividing annualized net income by average monthly adjusted common shareholders’ equity. Management believes that annualized return on adjusted common shareholders’ equity is a meaningful measure of performance because it reflects equity deployed in our businesses after our spin off from U.S. Bancorp on December 31, 2003. The following table sets forth a reconciliation of common shareholders’ equity to adjusted common shareholders’ equity. Common shareholders’ equity is the most directly comparable GAAP financial measure to adjusted common shareholders’ equity.

(Amounts in thousands)	Average for the Three Months Ended Sept. 30, 2012	Average for the Three Months Ended Jun. 30, 2012	Average for the Three Months Ended Sept. 30, 2011
Common shareholders’ equity	$711,856	$716,851	$842,515
Deduct: goodwill attributable to PJC Inc. acquisition by USB	—	—	105,522

Adjusted common shareholders’ equity	$711,856	$716,851	$736,993

Annualized net income/(loss) applicable to Piper Jaffray Companies	$78,657	$27,406	$(14,333)
Annualized quarterly return on average adjusted common shareholders’ equity	11.0%	3.8%	(1.9)%

(2)	Tangible common shareholders’ equity

Tangible shareholders’ equity equals total shareholders’ equity less all goodwill and identifiable intangible assets. Tangible book value per share is computed by dividing tangible shareholders’ equity by common shares outstanding. Management believes that tangible book value per share is a more meaningful measure of our book value per share. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity. The following is a reconciliation of shareholders’ equity to tangible shareholders’ equity:

(Amounts in thousands)	As of Sept. 30, 2012	As of Jun. 30, 2012	As of Sept. 30, 2011
Common shareholders’ equity	$724,616	$703,385	$839,139
Deduct: goodwill and identifiable intangible assets	247,905	249,822	376,022

Tangible common shareholders’ equity	$476,711	$453,563	$463,117